Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail: gmeyers@hcr-manorcare.com

Manor Care Reports First-Quarter Earnings

Board Declares Quarterly Dividend of 16 Cents per Common Share

TOLEDO, Ohio, April 26, 2006 — Manor Care, Inc. (NYSE:HCR) today announced first-quarter net income of $25 million, or 30 cents per diluted share, which includes the impact of approximately 21 cents per share for the unusual expenses discussed below. This compares to $40 million, or 46 cents per share, in the 2005 first quarter. Cash flow from operations increased 44 percent from the 2005 first quarter to $73 million.

Revenues were $869 million, compared with $879 million in the first quarter of 2005, a quarter that benefited from approximately $53 million in additional revenue due to retroactive Medicaid rate adjustments in Pennsylvania and other states.

Manor Care’s Board of Directors declared a quarterly cash dividend on the company’s common stock of 16 cents per share, which is payable on May 26, 2006 to shareholders of record on May 12, 2006.

Paul A. Ormond, Manor Care chairman, president and CEO, said, “First-quarter operating performance was particularly strong, as our occupancy grew to 90 percent, our highest level in more than 10 years. We have aggressively focused on building capabilities and marketing our clinical skills and outcome successes to gain an increasing mix of high-acuity patients who require intensive rehabilitation and complex medical care after a hospital stay. These efforts continue to generate benefits for our patients, their payors and our company, and in the 2006 first quarter, our Quality Mix of Medicare, private pay and managed care/insurance revenues grew to a new high of 72 percent. As a result, we experienced only about a 1 percent reduction in our average

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Medicare rate compared with the 2005 fourth quarter, despite the significant Medicare rate decrease that went into effect January 1. These new patients we are attracting have extensive care needs and normally would be cared for in significantly more costly settings.  So while their movement to our centers is positive for our mix, it also represents a significant cost savings for the payors.  We are continuing to focus on these higher-acuity patients whose extensive needs have a higher cost to us but also a higher reimbursement. This focus will help minimize the effect of the rate decline, and to position Manor Care as a company that provides quality care for complex patient needs more cost-effectively than alternative forms of care.

“Our hospice revenues grew an impressive 25 percent during the first quarter, boosting the annualized revenue run rate of our hospice and home health care operations to $420 million. Organic and external growth of our hospice operations will help us expand in markets where we already have a facility-based operating strength and where there is increasing demand for our broad array of health care services. As part of expanding our hospice services, a new inpatient hospice facility is scheduled to open in the second quarter.”

With the growth of the company, post-acute care capacity is also continuing to be expanded in high-demand markets. During the 2006 first quarter, Manor Care expanded the physical therapy capabilities in one of its skilled nursing centers, and 34 nursing center expansions, including 21 related to expanding physical therapy capabilities, are ongoing. Four new skilled nursing centers are under construction.

The unusual expenses during the quarter included a non-cash asset impairment charge of $7 million after tax, or about 9 cents per share, related to Manor Care’s investment in its medical transcription business. The company has decided to exit this business and is in discussions with third parties to evaluate alternatives.

Results in the quarter also include unusually high stock-based compensation expenses. As previously reported, the company anticipates that normal stock-based compensation expenses, including the impact of having adopted FAS 123R, will be approximately $3-4 million per quarter during 2006. The first quarter reflects those

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costs, plus additional compensation expenses that were largely attributed to the significant rise in the company’s stock during the quarter, and the related expensing of stock appreciation rights that are held by non-executive management, as well as an acceleration of expenses related to early retirement. These unusual expenses totaled approximately $11 million, or 9 cents per share. In addition, the company recorded a one-time expense in the quarter for the cumulative effect of adopting FAS 123R, which reduced reported earnings per share by a little over 3 cents per share. The new standard requires companies to record cash-settled stock appreciation rights at fair value rather than intrinsic value.

“During the quarter, our shift to more complex Medicare patients continued to have a positive effect on our average Medicare rates, helping to offset somewhat the Medicare rate decrease imposed at the beginning of the year,” Mr. Ormond said. “While our costs to care for many of these patients are much higher than the traditional long-term care resident, our success in repositioning our company in the post-acute market should provide us with many more opportunities for growth in the future. This focus in the 2006 first quarter led to continuing growth of our skilled nursing census, and record Quality Mix levels. Hospice growth remains strong, and we are pursuing several internal and external avenues for sustained growth. There are numerous opportunities to build on these successes, and we are optimistic that through our dedicated employees, we will sustain our progress.”

At 9:00 a.m. Eastern Time today, Manor Care will hold a conference call to discuss the company’s results and performance for the 2006 first quarter. The toll-free number for the call is 1-888-634-8435. Callers to this number will be able to listen to the company’s discussion and have the opportunity to ask questions. The call will also be webcast live in the Investor Information section of Manor Care’s website www.hcr-manorcare.com. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call. To access the rebroadcast, dial 1-800-642-1687. The conference ID number is 7282977. This rebroadcast will be available until midnight, May 2. A recording of the call will also

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be available on Manor Care’s website for 90 days.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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Manor Care, Inc.
Consolidated Statements of Income (unaudited)

	Three months ended March 31,
	2006	2005
	(In thousands, except per share amounts)
Revenues	$869,295	$879,202
Expenses
Operating	722,910	734,150
General and administrative	52,105	36,266
Depreciation and amortization	35,942	33,447
Asset impairment	11,082	—

	822,039	803,863

Income before other income (expenses) and
income taxes	47,256	75,339
Other income (expenses):
Interest expense	(7,140)	(10,116)
Gain (loss) on sale of assets	58	(454)
Equity in earnings of affiliated companies	1,586	1,368
Interest income and other	835	359

Total other expenses, net	(4,661)	(8,843)

Income before income taxes	42,595	66,496
Income taxes	15,590	26,133

Income before cumulative effect	27,005	40,363
Cumulative effect of change in accounting principle, net of tax	(2,476)	—

Net income	$24,529	$40,363

Earnings per share — basic:
Income before cumulative effect	$0.34	$0.47
Cumulative effect	(0.03)	—

Net income	$0.31	$0.47

Earnings per share — diluted:
Income before cumulative effect	$0.33	$0.46
Cumulative effect	(0.03)	—

Net income	$0.30	$0.46

Weighted-average shares:
Basic	78,923	86,169
Diluted	80,841	87,720
Cash dividends declared per common share	$0.16	$0.15

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Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
	2006	2005
	(In thousands)
Cash	$22,512	$12,293
Other current assets	528,716	519,036
Property and equipment	1,479,583	1,484,475
Other	321,638	323,430

Total assets	$2,352,449	$2,339,234

Current liabilities	$469,129	$452,371
Long-term debt	707,190	730,466
Other long-term liabilities	379,504	382,674
Shareholders’ equity	796,626	773,723

Total liabilities and shareholders’ equity	$2,352,449	$2,339,234

Shares outstanding	79,002	78,729
YTD shares repurchased $5.0 million	118

Selected Statistics (unaudited)

	Quarter ended March 31,
	2006	2005
Occupancy	90%	89%
Revenue allocation:
Private and other	33%	32%
Medicare	39%	39%
Medicaid	28%	29%
Quality Mix	72%	71%
Per Diems:
Private and other (excluding assisted living)	$223.74	$211.59
Private and other (assisted living)	$123.14	$118.36
Medicare	$375.59	$352.50
Medicaid	$150.79	$146.10
Number of Facilities:
Skilled nursing facilities	276	279
Assisted living facilities:
Springhouses	11	11
Arden Courts	54	54

Total	65	65

Number of Beds:
Skilled nursing facilities	37,919	38,359
Assisted living facilities	5,080	5,074
Outpatient therapy clinics	92	88
Hospice and home health offices	105	97
Skilled nursing facility wage rate increases
first quarter 2006 to 2005	4%
Cash flow from operations (in millions)	$73	$51
Capital Expenditures (in millions):
Maintenance and renovations	$19	$21
New construction	$12	$9